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Press Release	www.xlcatlin.com

Contact:     David Radulski                    Elliott Bundy
Investor Relations                Media Relations
(203) 964-3470                    (203) 674-6932

XL Group plc announces preliminary loss estimates for Tianjin port explosion and natural peril catastrophes

Dublin, Ireland - October 19, 2015 - XL Group plc (“XL” or the “Company”) (NYSE: XL) announced today preliminary loss estimates for the following events, pretax and net of reinsurance and reinstatement premium:

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Preliminary estimated losses related to the mid-August 2015 Tianjin, China port explosion are approximately $100 million, of which approximately 30% of this is attributable to the Insurance segment and 70% to the Reinsurance segment; and

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Preliminary estimated losses related to natural peril catastrophes for the third quarter 2015 of approximately $30 million, primarily attributable to the Reinsurance segment. Natural peril catastrophes include the Chilean earthquake and development on prior quarter events the majority of which pertain to the 2015 US Winter Storms.

The Company’s preliminary loss estimates are based on its review of individual treaties and policies expected to be impacted and client data received to date and has taken into account current total insured market loss estimates, from both published sources and the Company’s internal analyses. Given there is currently a wide range of estimates for the extent of total economic and insured industry losses for these events, the Company’s loss estimates involve the exercise of considerable judgment and are accordingly subject to revision as additional information becomes available. Actual losses may differ materially from these preliminary estimates.

XL intends to release its third quarter 2015 results after the close of regular stock market trading hours on Monday, October 26, 2015. To the extent available, the Company intends to provide an update regarding these events on its conference call to discuss third quarter results, to be held at 5:00 p.m. Eastern Time on Monday, October 26, 2015.

The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlcatlin.com and will be archived on the website from approximately 9:00 p.m. Eastern Time on October 26, 2015, until approximately midnight Eastern Time on November 26, 2015. A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on October 26, 2015, until approximately midnight Eastern Time on November 26, 2015, by dialing (203) 369-3734 or (888) 473-0148. The following passcode will be required: 5670.

About XL Group plc

XL Group plc (NYSE:XL), through its subsidiaries and under the XL Catlin brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world.   Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlcatlin.com.

This press release contains forward-looking statements about the estimated impact of the foregoing events and costs. Statements that are not historical facts, including statements about XL's estimations, beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements include (a) changes in the size of XL’s claims relating to natural or man-made catastrophe losses due to the preliminary nature of reports and loss and damage estimates to date related to the Tianjin port explosion, Chilean earthquake and 2015 US Winter Storms; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL; (d) changes in the projected amount of ceded reinsurance recoverables and the credit ratings and credit worthiness of reinsurers; (e) actual loss experience from insured or reinsured events and the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated; (f) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (g) XL's ability to successfully implement its business strategy, including the integration of Catlin; (h) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; and (i) the other factors set forth in XL’s reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward looking statement, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.

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